Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE

                                                        FOR FURTHER INFORMATION:
                                                     Vicon Industries: Joan Wolf
                                                                    631/952-2288
                                      Bliss, Gouverneur & Associates: John Bliss
                                                                    212/840-1661


                 VICON INDUSTRIES REPORTS SECOND QUARTER RESULTS

HAUPPAUGE, NY, May 7, 2003 - Vicon Industries, Inc. (Amex: VII), a leading designer and producer of digital video management systems, today reported operating results for the second fiscal quarter and six months ended March 31, 2003. The announcement was made by CEO Ken Darby, who said for the quarter net sales totaled $13.1 million, compared with $12.8 million and Vicon incurred a net loss of $2.7 million ($.59 per share diluted) compared with a net loss of $467,000 ($.10 per share diluted) in the year-ago period. The quarter results were affected by a $2.1 million deferred tax asset valuation allowance and a performance compensation charge of $325,000 associated with the successful introduction of Vicon's new digital video products. On a pretax basis the loss totaled $547,000, including the $325,000 performance compensation charge compared with a pretax loss of $695,000 in the year-ago quarter. In addition, as a result of the required adoption of a new accounting principle, goodwill of $1.4 million was charged off as a cumulative effect adjustment to the six month results. Both the goodwill charge-off and the deferred tax asset valuation allowance were non-cash charges and Vicon's Balance Sheet no longer reflects any deferred tax assets and goodwill. Vicon's Balance Sheet remains strong with over $8 million in cash and marketable securities, and low debt levels, Darby noted.

For the six months, net sales were $25.1 million compared with $26.4 million and a net loss of $4.8 million ($1.04 per share diluted) was incurred, which includes the combined effects of the goodwill impairment and deferred tax asset valuation charges aggregating $3.5 million ($.75 per share diluted) compared with a net loss of $814,000 ($.18 per share diluted) in the year-ago period.

While revenue growth was not significant, gross profit margins for the quarter increased to 35.5% vs 33.0% due in part to the strength of the new products. Operating expenses increased $265,000 as a result of the performance compensation charge of $325,000 associated with the sale of certain quantities of ViconNet/Kollector Elite products. The performance compensation obligation, which amounts to $810,000 in total, was part of the 1999 acquisition of QSR, Ltd., an Israeli development company, specializing in digital video compression. Given the market acceptance of the new products developed by QSR, the balance of the obligation ($485,000) will most likely be incurred over the next two quarters. The write-off of deferred tax assets stemmed principally from recent operating losses which cast doubt over the assets' recoverability. The goodwill impairment charge resulted from the application of new Accounting Standard impairment measurement rules.

Mr. Darby said the second quarter was highlighted by initial customer shipments of the ViconNet/Kollector Elite network video management system. The delivery of ViconNet systems to customers marks a major milestone in a multi-year effort to design and produce a network video management system. ViconNet has been very well received at recent U.S. trade shows and private customer demonstrations. Product launch activities for ViconNet are just now beginning in Europe and the Company intends to introduce several more ViconNet based products over the balance of this calendar year, Darby said.
Vicon Industries, Inc. designs, manufactures, assembles and markets a wide range of video systems and system components used for security, surveillance, safety and control purposes by a broad group of end users worldwide.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)












                                        Vicon Industries, Inc.

                                        Summary of Operations

                                    Second Quarter Ended March 31,

                                        Summary of Operations


                                    Three Months Ended March 31,          Six Months Ended March 31,

                                         2003              2002             2003             2002
Net sales                            $13,082,000       $12,846,000      $25,100,000     $26,397,000
Gross profit                           4,641,000         4,235,000        8,542,000       8,708,000

Operating loss                          (523,000)         (663,000)      (1,593,000)     (1,144,000)

Loss before income taxes                (547,000)         (695,000)      (1,623,000)     (1,212,000)

Income tax provision (benefit)         2,188,000          (228,000)       1,810,000        (398,000)

Loss before cumulative effect of a
  change in accounting principle      (2,735,000)         (467,000)      (3,433,000)       (814,000)

Cumulative effect of a change
  in accounting principle                 -                  -           (1,373,000)           -
                                      __________          _________       _________       __________

Net loss                             $(2,735,000)        $(467,000)     $(4,806,000)     $ (814,000)
                                       =======             =======        ========          ========
Basic and diluted loss per share:
 Loss before cumulative effect
  of a change in accounting principle     $ (.59)           $ (.10)          $ (.74)         $ (.18)

   Cumulative effect of a change in
    accounting principle                  $   -             $   -            $ (.30)         $   -

                                      __________          ___________     ___________     ___________

Net loss per share                        $ (.59)           $ (.10)          $(1.04)         $ (.18)
                                         =======            ======         ========         =========

Shares used in computing
  loss per share:
       Basic                           4,641,000          4,655,000       4,642,000        4,652,000
       Diluted                         4,641,000          4,655,000       4,642,000        4,652,000
